Exhibit 17.1

September 1, 2007

Board of Directors
Triton Petroleum Group, Inc.
14 Garrison Inn Lane
Garrison, NY   10524

Re:           American Petroleum Group, Inc. (the “Company”)

Dear Sirs:

Please be advised that I hereby resign as Interim President of Triton petroleum Group, Inc., f/k/a American Petroleum Group, Inc., effective September 1, 2007.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

Sincerely,

/s/
James W. Zimbler